Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Travelzoo Inc.

        We hereby consent to the use of our report dated January 13, 2003 on the consolidated balance sheets of Travelzoo Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 in the Pre-effective Amendment No. 2 on Form S-1 to the registration statement on Form S-3 of Travelzoo Inc. filed on or about August 21, 2003 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Mountain View, California
August 20, 2003